EXHIBIT 99.1
PRESS RELEASE: FEBRUARY 18, 2004

             ICEWEB(TM), INC. REPORTS SHARPLY INCREASED REVENUE AND
         NET PROFIT FOR 1ST QUARTER ACHIEVES POSITIVE STOCKHOLDER EQUITY

HERNDON, VA - FEBRUARY 18, 2004 - - IceWEB, Inc. (OTC BB: ICEW), announced today that for the quarter ended December 31, 2003, the company increased revenue to $1,525,358 up from $19,811 for the same period in the prior year. Net income rose to $29,931 as compared to a loss of $105,844 in the same quarter prior year. Gross Profit eclipsed $500,000 for the first time. The company also completed the acquisition of Iplicity and received several new contracts during the first quarter. The company is on track to surpass Fiscal 2003 revenue in the second quarter of 2004.

"This marks the company's 5th consecutive increase in quarterly revenue growth and the second consecutive million-dollar quarter with profit! Completing the Iplicity, Inc. acquisition will move us forward with the vision of delivering and upgrading our existing products and launching the next generation of IceWEB software, IceWEB CMS 3.0 this quarter. The e-learning content management space mixed with the integration services is allowing our organization to bid on a greater number of opportunities within the federal and commercial marketplace. We will eclipse fiscal 2003 revenue in the second quarter," said John R. Signorello, Chief Executive Officer of IceWEB, Inc.

COMPANY HIGHLIGHTS:

o     Revenue up 7,599% over last year same period
o     Revenue increased 32% over prior quarter
o     Gross profit increased to over $500,000 for the quarter
o     Net income increased $29,931 from loss of $105,844 in prior year quart
o     Revenue exceeded $1,500,000 in one quarter for first time
o     Revenue for 2004 is expected to triple over Fiscal year 2003
o     Completed acquisition of Iplicity, Inc.
o     Stock Holder Equity positive for first time

ABOUT ICEWEB

IceWEB, Inc. owns and operates complimentary divisions that cross-pollinate products and services to enhance shareholder value.

As one company, IceWEB offers a comprehensive branded network of Online Training, CMS and Integration products and services to consumers and businesses worldwide.

All IceWEB products and services enable customers to use the Web to reduce travel expenses, increase revenues and compliance, and extend their worldwide reach. For more information, call IceWEB at 703.964.8000 or visit www.iceweb.com and www.learningstream.com. IceWEB(TM) products and services are available on GSA Contract # GS-35F-5149H.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO BUSINESS CONDITIONS AND THE AMOUNT OF GROWTH IN THE COMPUTER INDUSTRY AND GENERAL ECONOMY, COMPETITIVE FACTORS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS, INCLUDING BUT NOT LIMITED TO ITS ANNUAL REPORT ON FORM 10-K AND ITS QUARTERLY REPORTS ON FORMS 10-Q. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS.

ALL TRADEMARKS AND BRAND NAMES ARE THE PROPERTY OF THEIR RESPECTIVE COMPANIES.

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